Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Onvia, Inc.

at

$9.00 Net Per Share

by

Project Olympus Merger Sub, Inc.,

a wholly owned subsidiary of

Project Diamond Intermediate Holdings Corporation,

the parent company of

Deltek, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON NOVEMBER 16, 2017, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the offer to purchase, dated October 19, 2017 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”, and together with the Offer to Purchase, the “Offer”) in connection with the tender offer by Project Olympus Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Project Diamond Intermediate Holdings Corporation, a Delaware corporation (“Parent”) and the parent company of Deltek, Inc., a Delaware corporation (“Deltek”), to purchase any and all issued and outstanding shares of common stock, $0.0001 par value per share (the “Shares”), of Onvia, Inc., a Delaware corporation (“Onvia”), at a price of $9.00 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal enclosed herewith. Also enclosed is Onvia’s Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer.

We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account pursuant to the Offer.

Your attention is directed to the following:

1.	The Offer Price is $9.00 per Share, net to you in cash, without interest thereon and subject to any applicable withholding taxes.

2.	The Offer is being made for any and all issued and outstanding Shares.

3.	The Offer is being made in accordance with the terms of the Agreement and Plan of Merger, dated as of October 4, 2017 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among Onvia, Parent and Purchaser. Parent is the sole stockholder of Deltek, which has guaranteed all of Parent’s and Purchaser’s obligations under the Merger Agreement. The Merger Agreement provides, among other things, that after the successful consummation of the Offer and subject to specified conditions, Purchaser will merge with and into Onvia (the “Merger”), with Onvia continuing as the surviving corporation and a wholly owned subsidiary of Parent.

4.	The Onvia board of directors, at a meeting duly called and held, unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are fair to and in the best interests of Onvia’s stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement in accordance with the General Corporation Law of the State of Delaware and (iii) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

5.	The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of the day on November 16, 2017, unless the Offer is extended by Purchaser (such time and date, as it may be extended, the “Expiration Date”).

6.	The Offer is conditioned upon, among other things:

•	the Merger Agreement not having been validly terminated in accordance with its terms;

•	immediately prior to the Expiration Date there shall be validly tendered and not otherwise properly withdrawn that number of Shares which, when added to the Shares owned by Parent and its subsidiaries (if any), would represent at least one Share more than half of all of the Shares then outstanding (assuming conversion or exercise of all derivative securities convertible or exercisable immediately prior to the Expiration Date, regardless of the conversion or exercise price);

•	the absence of any law or order currently in effect that is deemed applicable to the Offer or the Merger which directly or indirectly prohibits, or makes illegal, the acceptance for payment of or payment for Shares or the consummation of the Offer or the Merger; and

•	the absence of any pending legal proceeding by a governmental body having authority over Parent, Purchaser or Onvia challenging or seeking to restrain or prohibit the consummation of the Offer or the Merger.

The Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission may review the legality under the antitrust laws of the proposed acquisition of Shares by Purchaser pursuant to the Offer; however, because the size of the Offer and Merger are below the thresholds for filing a notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, no waiting period requirements under that act apply.

Other conditions of the Offer are described in the Offer to Purchase. See Section 13 — “Conditions of the Offer” of the Offer to Purchase. See also Section 15 — “Certain Legal Matters; Regulatory Approvals” of the Offer to Purchase. There is no financing condition to the Offer.

7.	Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, U.S. federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 9 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares pursuant to the Offer, please complete, sign, detach and return to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Instructions Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Onvia, Inc.

at

$9.00 Net Per Share

by

Project Olympus Merger Sub, Inc.,

a wholly owned subsidiary of

Project Diamond Intermediate Holdings Corporation,

the parent company of

Deltek, Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase, dated October 19, 2017 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”) in connection with the tender offer by Project Olympus Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Project Diamond Intermediate Holdings Corporation, a Delaware corporation, and the parent company of Deltek, Inc., a Delaware corporation, to purchase any and all of the issued and outstanding shares of common stock, $0.0001 par value per share (the “Shares”), of Onvia, Inc., a Delaware corporation, at a price of $9.00 per Share, net to the seller in cash, without interest thereon and subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal furnished to the undersigned.

Number of Shares to be Tendered:	Shares*

Account Number:

The method of delivery of this document is at the election and sole risk of the tendering stockholder. If delivery is by mail, then properly insured registered mail with return receipt requested is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

SIGN HERE
Signature(s)

Dated , 2017	Name(s)

Address(es)

(Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security No.

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.